Exhibit 10.7

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

EPIcyte Pharmaceutical, Inc.,

a California corporation

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

i

	4.1	Commercial Development Obligation		8
	4.2	Governmental Approvals and Marketing of Licensed Products		9
	4.3	Indemnity		9
	4.4	Patent Marking		9
	4.5	No Use of Name		10
	4.6	U.S. Manufacture		10
	4.7	Foreign Registration		10

5.	Limited Warranty			10

6.	Interests in Intellectual Property Rights			10
	6.1	Preservation of Title		10
	6.2	Royalty-free License to Improvements		10
	6.3	Governmental Interest		10
	6.4	Reservation of Rights		11

7.	Confidentiality and Publication			11
	7.1	Treatment of Confidential Information		11
	7.2	Publications		11
	7.3	Publicity		11

8.	Term and Termination.			11
	8.1	Term		11
	8.2	Termination Upon Default		11
	8.3	Termination Upon Bankruptcy or Insolvency		12
	8.4	Termination by EPIcyte		12
	8.5	Rights Upon Expiration		12
	8.6	Rights Upon Termination		12
	8.7	Work-in-Progress		13

9.	Assignment; Successors.			13
	9.1	Assignment		13
	9.2	Binding Upon Successors and Assigns		13

10.	General Provisions			13
	10.1	Independent Contractors		13
	10.2	Arbitration		13
		10.2.1	Location	13
		10.2.2	Selection of Arbitrators	14
		10.2.3	Discovery	14
		10.2.4	Case Management	14
		10.2.5	Remedies	14
		10.2.6	Expenses	14
		10.2.7	Confidentiality	14
	10.3	Entire Agreement; Modification		14
	10.4	California Law		15
	10.5	Headings		15

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

ii

10.6	Severability	15
10.7	No Waiver	15
10.8	Name	15
10.9	Attorneys’ Fees	15
10.10	Notices	15
10.11	Compliance with U.S. Laws	16

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

iii

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 9th day of October, 1997, by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“Scripps”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and EPICYTE PHARMACEUTICAL, INC., a California corporation (“EPIcyte”) located at 8445 Camino Santa Fe, Suite 102, San Diego, California 92121, with respect to the facts set forth below.

RECITALS

A. Scripps is engaged in fundamental scientific biomedical and biochemical research including research relating to production in plants of transgenic proteins.

B. EPIcyte is engaged in research and development of molecules for diagnosis, prophylaxis, and treatment of human and animal diseases, and for personal care and nutraceutical applications, and environmental, industrial and agricultural purposes.

C. Scripps has disclosed to EPIcyte certain patents and patent applications related to expression of antibodies and other immunoglobulin related molecules in plants, a list of which is attached hereto as Exhibit A and incorporated herein by reference (the “Plantibodies Technology Patents”).

D. Scripps has the exclusive right to grant a license under the Plantibodies Technology Patents subject to certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the U.S. Government.

E. Scripps desires to grant to EPIcyte, and EPIcyte wishes to acquire, an exclusive worldwide right and license under the Plantibodies Technology Patents subject to the terms and conditions set forth herein, with a view to developing and marketing products within All Fields (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and EPIcyte hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth below.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by or is under common control with EPIcyte. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of Scripps or EPIcyte which may be exchanged between the parties at any time and from time to time during the term

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

of this Agreement. Information shall not be considered confidential to the extent that it:

(a) Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

(b) Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

(c) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

(d) Has been published by a third party as a matter of right.

1.3 Medical Field. The term “Medical Field” shall mean human and animal diagnostic, prophylactic and therapeutic treatments and personal care products and shall specifically exclude any agricultural applications of products, but shall not exclude agricultural means of producing products in the Medical Field.

1.4 All Fields. The term “All Fields” shall mean any and all fields of application, including but not limited to the Medical Field, personal care, nutraceutical, environmental, industrial and agricultural applications.

1.5 Scripps Patent Rights. The term “Scripps Patent Rights” shall mean rights arising out of or resulting from (i) any and all U.S. and foreign patent applications and patents set forth in Exhibit A, (ii) the patents proceeding from such applications, (iii) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (i)-(ii) above.

1.6 Licensed Product. The term “Licensed Product” shall mean any product which cannot be developed, manufactured, used or sold without (i) infringing one or more Valid Claims under Scripps Patent Rights.

1.7 Diagnostic and OTC Uses. The term “Diagnostic and OTC Uses” shall mean the use of a Licensed Product primarily for diagnosing a condition or the use of a Licensed Product as a remedy or for therapeutic or other purposes where such use does not require prescription or is sold “over-the-counter” (OTC).

1.8 Valid Claim. The term “Valid Claim” shall mean either: (a) a claim in any unexpired patent within the Scripps Patent Rights which has not been held invalid by a non-appealed or unappealable decision rendered by a court or other appropriate governmental body of competent jurisdiction; or (b) a bona fide claim in any patent application within the Scripps Patent Rights, provided such claim has not been pending longer than the later of (i) seven (7) years from the date of filing of the earliest asserted priority patent application; or (ii) seven (7) years from the date of the request for examination in a country in which such a request is necessary.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.9 Net Sales. The term “Net Sales” shall mean the gross amount invoiced by EPIcyte, or its Affiliates and sublicensees, or any of them, on all sales of Licensed Products, less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned goods, (iii) actual freight and insurance charges (iv) reasonable and customary cash, quantity and trade discounts and other price reduction programs, and (v) customs, duties, surcharges, sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what is commonly known as income taxes). For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Licensed Product shipped for delivery. Sales of Licensed Products by EPIcyte, or an Affiliate or sublicensee of EPIcyte to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of EPIcyte to unrelated parties shall be deemed Net Sales hereunder.

2. License Terms and Conditions.

2.1 Grant of License. Scripps hereby grants to EPIcyte an exclusive, worldwide license, including the right to sublicense, under Scripps Patent Rights, to make, to have made, to use, and to sell Licensed Products in All Fields, subject to the terms of this Agreement.

2.2 Reversion of Rights in Fields other than the Medical Field. The grant of license in All Fields other than the Medical Field shall be subject to reversion to Scripps if EPIcyte is in default of its Minimum Royalty Payments as described in Section 2.4.2 and such default is not fully cured within sixty (60) days after receipt of a written notice requesting the payment of such amount, Scripps may terminate EPIcyte’s rights under this Agreement to All Fields other than the Medical Field, but will not otherwise affect EPIcyte’s rights under this Agreement in the Medical Field.

2.3 Initial License Fee. In partial consideration for the exclusive license granted pursuant to Section 2.1 hereof, EPIcyte, pursuant to a Series A Preferred Stock Purchase Agreement attached hereto as Exhibit B and incorporated herein by this reference (a “Stock Purchase Agreement”), promptly after the effective date hereof shall issue to Scripps 306,580 shares of EPIcyte’s Series A Preferred Stock. The licence fee described in this Section is consideration for the grant and continuation of the license hereunder, and Scripps shall have no obligation to return any portion of such license fee, notwithstanding any failure by EPIcyte to develop any Licensed Product or market any Licensed Product commercially, and notwithstanding the volume of sales of any such Licensed Product.

2.4 Royalties.

2.4.1 Percentage Royalty. As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, EPIcyte shall pay to Scripps a continuing royalty on a country-by-country basis based upon its Net Sales of Licensed Products (subject to the other provisions of this Section 2). The royalty rate shall be determined as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(a) For Licensed Products in the Medical Field, other than those sold for Diagnostic and OTC Uses, the royalty rate shall be [***] percent ([***]%) based on EPIcyte’s Net Sales of such Licensed Products.

(b) For Licensed Products in the Medical Field sold for Diagnostic and OTC Uses the royalty rate shall be [***] percent ([***]%) based on EPIcyte’s Net Sales of such Licensed Products.

(c) For Licensed Products in All Fields except the Medical Field the royalty rate shall be [***] percent ([***]%) based on EPIcyte’s Net Sales of such Licensed Products.

(d) EPIcyte’s royalty obligations under sub-sections 2.3.1(a) 2.3.1 (b) and 2.3.1(c) shall terminate on a country by country basis upon the expiration of the last to expire of Scripps Patent Rights covering the Licensed Product in each such country.

2.4.2 Minimum Royalty. From and after September 1, 2000, in order to maintain the license granted hereunder in force for All Fields except for the Medical Field EPIcyte shall pay to Scripps a minimum annual royalty. The minimum annual royalty for the twelve (12) month period beginning with such date shall be [***] Dollars ($[***]), and the amount of the minimum annual royalty payable for each subsequent twelve (12) month period during the term hereof shall be the greater of [***] Dollars ($[***]) or [***] percent ([***]%) of the total royalties payable under this Agreement during the immediately preceding twelve (12) month period for products sold in All Fields except for the Medical Field. Any percentage royalties earned and paid to Scripps pursuant to Section 2.4.1 hereof for any twelve (12) month period shall be credited against the minimum royalty payable for such period, and the payment of any shortfall between actual royalties paid and the minimum annual royalty applicable to such twelve (12) month period shall be payable to Scripps within sixty (60) days after the last day of such twelve (12) month period.

2.4.3 Royalty Credits for Third Party License Costs. EPIcyte shall be entitled to a credit against royalties due hereunder of fifty percent (50%) of any royalty paid to a third party by EPIcyte, its Affiliates or sublicensees which is necessary in order for EPIcyte or its Affiliates or sublicensees to sell any Licensed Product without infringing any patent or other rights of such third party against any royalty accrued with respect to such Licensed Product. In the event that EPIcyte makes such payments on any single Licensed Product to more than one third party, EPIcyte shall be allowed to aggregate such payments against any royalty accrued with respect to such Licensed Product, provided that (a) the royalty due with respect to such Licensed Product shall not be reduced below [***] percent ([***]%) of Net Sales where the Licensed Product is sold for uses in the Medical Field other than for Diagnostic or OTC Uses, (b) the royalty due with respect to such Licensed Product shall not be reduced below [***] percent ([***]%) of Net Sales where the Licensed Product is sold for uses in All Fields other than the Medical Field or in the Medical Field for Diagnostic or OTC Uses.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.5 Quarterly Payments.

2.5.1 Sales by EPIcyte. With regard to Net Sales made by EPIcyte or its Affiliates, royalties shall be payable by EPIcyte quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

2.5.2 Sales by Sublicensees. With regard to Net Sales made by sublicensees of EPIcyte or its Affiliates, royalties shall be payable by EPIcyte quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made by such sublicensee.

2.6 Term of License. Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations set forth has expired. Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall be amended to provide for a non-exclusive license, and, in such event, the parties shall negotiate in good faith to reduce appropriately the royalties payable as set forth under the section heading “Royalties” hereof.

2.7 Sublicense. EPIcyte shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon EPIcyte under this Agreement, provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, and other provisions contained in this Agreement (but not including the payment of a license fee pursuant to Section 2.2 hereof). EPIcyte agrees to forward to Scripps a copy of any and all sublicense agreements within thirty (30) days of the execution of such sublicense agreements by the parties thereto. EPIcyte shall pay Scripps, or cause its Affiliate or sublicensee to pay Scripps, the same royalties on all Net Sales of such Affiliate or sublicensee the same as if said Net Sales had been made by EPIcyte. Each Affiliate and sublicensee shall report its Net Sales to Scripps through EPIcyte, which Net Sales shall be aggregated with any Net Sales of EPIcyte for purposes of determining the Net Sales upon which royalties are to be paid to Scripps.

Except as set forth below, any revenues, other than royalties, equity payments, and research and development payments, including costs for clinical testing due EPIcyte pursuant to the grant of a sublicense to a party not an Affiliate shall be reported to Scripps by EPIcyte. EPIcyte shall pay to Scripps [***] percent ([***]%) of the first one million Dollars ($1,000,000) or part thereof, [***] percent ([***]%) of the second one million Dollars ($1,000,000) or part thereof, and [***] percent ([***]%) of any additional sum of any such revenue for each sublicensing agreement. Revenues shall be limited to any up-front license fees and milestone payments received by EPIcyte pursuant to a sublicense of any rights granted EPIcyte hereunder. Monies paid to EPIcyte exclusively to fund research and development, to fund clinical testing, or in the form of a loan, are not subject to any royalty to Scripps. Any monies received in the form of an equity investment in EPIcyte, shall not be subject to any payment to Scripps.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.8 Duration of Royalty Obligations. The royalty obligations of EPIcyte as to each Licensed Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of Scripps Patent Rights utilized by or in such Licensed Product in each such country.

2.9 Reports. EPIcyte shall furnish to Scripps at the same time as each royalty payment is made by EPIcyte, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

2.10 Records. EPIcyte shall keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm approved by EPIcyte, which approval shall not be unreasonably withheld, to audit the records of EPIcyte, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. EPIcyte, its Affiliates and sublicensees shall pay to Scripps an amount equal to any additional royalties to which Scripps is entitled as disclosed by the audit, plus interest thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at Scripps’ expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any twelve month period, then EPIcyte, its Affiliates or sublicensee, as the case may be shall reimburse Scripps for any such audit costs. Scripps may exercise its right of audit as to each of EPIcyte, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. EPIcyte, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

2.11 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps’ choice located in that country, prompt written notice of which shall be given by EPIcyte to Scripps.

2.12 Withholdings. The parties acknowledge that EPIcyte, its Affiliates and sublicensees may be obligated to pay taxes, fees, assessments or other charges imposed by government authorities (the “Charges”) upon royalty payments payable in connection with the sale of Licensed Products. EPIcyte, shall furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Scripps’ behalf shall be deducted from royalty payments due Scripps. Affiliates and sublicensees shall deduct all Charges from such royalty payments and shall

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

pay the Charges to the appropriate government authorities. EPIcyte shall promptly provide to Scripps any and all documents which may be reasonably necessary for Scripps to obtain any credit to which it may be entitled with respect to the Charges.

3. Patent Matters.

3.1 Patent Prosecution acid Maintenance. From and after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent included within Scripps Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Scripps shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within Scripps Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Scripps shall select the patent attorney, subject to EPIcyte’s written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that Scripps may, at its sole discretion, utilize Scripps’ Office of Patent Counsel in lieu of outside counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by Scripps with respect to work done by such Office of Patent Counsel shall be paid as set forth below. EPIcyte shall have full rights of consultation with the patent attorney so selected on all matters relating to Scripps Patent Rights. Scripps shall use its best efforts to implement all reasonable requests made by EPIcyte with regard to the preparation, filing, prosecution raid/or maintenance of the patent applications and/or patents within Scripps Patent Rights.

3.2 Information to EPIcyte. Scripps shall keep EPIcyte informed with regard to the patent application and maintenance processes. Scripps shall deliver to EPIcyte copies of all patent applications, amendments, related correspondence, and other related matters and shall make reasonable efforts to provide such documents prior to the filing thereof.

3.3 Patent Costs. EPIcyte acknowledges and agrees that Scripps does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for EPIcyte’s assumption of patent costs and expenses as described herein. EPIcyte shall pay for all expenses incurred by Scripps pursuant to Section 3.1 hereof. In addition, EPIcyte agrees to reimburse Scripps for all patent costs and expenses paid or incurred by Scripps to date in connection with Scripps Patent Rights licensed hereunder. EPIcyte agrees to pay to Scripps the sum of fifteen thousand dollars ($15,000) within ninety (90) days of the execution of this Agreement and the remaining patent costs and expenses paid or incurred by Scripps as of the effective date of this agreement in connection with Scripps Patent Rights licensed hereunder by April 15, 1998. For all patent expenses incurred by Scripps after the effective date of this Agreement EPIcyte agrees to pay all such past and future patent expenses directly or to reimburse Scripps for the payment of such expenses within sixty (60) days after EPIcyte receives an itemized invoice therefor. In the event EPIcyte elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. EPIcyte shall give Scripps at least sixty (60) days’ prior written notice of such election. No such notice shall have any effect on EPIcyte’s obligations to pay expenses incurred up to the effective date of such election.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

3.4 Ownership. The patent applications filed and the patents obtained by Scripps pursuant to Section 3.1 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.

3.5 Scripps Right to Pursue Patent. If at any time during the term of this Agreement, EPIcyte’s rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If Scripps pursues patents under this Section 3.5, EPIcyte agrees to cooperate fully, including by providing, at no charge to Scripps, all appropriate technical data and executing all necessary legal documents.

3.6 Infringement Actions.

3.6.1 Prosecution and Defense of Infringements. In order to maintain the license granted hereunder in force, EPIcyte shall have the first option to prosecute or abate any and all infringements of any Scripps Patent Rights and shall have the first option to defend all charges of infringement arising as a result of the exercise of Scripps Patent Rights by EPIcyte, its Affiliates or sublicensees, unless otherwise agreed to between Scripps and EPIcyte. EPIcyte may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of Scripps, which consent shall not be unreasonably withheld. Scripps shall permit any action to be brought in its name if required by law, and EPIcyte shall hold Scripps harmless from any costs, expenses of liability respecting all such infringements or charges of infringement. Scripps agrees to provide reasonable assistance of a technical nature which EPIcyte may require in any litigation arising in accordance with the provisions of this Section 3.7.1, for which EPIcyte shall pay to Scripps a reasonable hourly rate of compensation. In the event EPIcyte fails to prosecute any such infringement, EPIcyte shall notify Scripps in writing promptly and Scripps shall have the right to prosecute such infringement on its own behalf. In the event that EPIcyte fails to commence enforcement or otherwise terminates or resolves an alleged infringement within six months after EPIcyte has learned of the alleged infringement, Scripps shall have the right, but not the obligation, to bring and control any such action using counsel of its own choice and at its own expense. If one party brings any such action or proceeding, the other party may join in the action in order to provide reasonable assistance and to share in the costs and expenses associated with the action.

3.6.2 Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by EPIcyte pursuant to Section 3.7.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties based upon the relative commercial damages that would have been suffered. If EPIcyte fails to prosecute any such action to completion, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be the sole property of Scripps.

4. Obligations Related to Commercialization.

4.1 Commercial Development Obligation. In order to maintain the license granted hereunder in force, EPIcyte shall use reasonable efforts and due diligence to develop Scripps Patent Rights which are licensed hereunder into commercially viable

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. EPIcyte shall keep Scripps generally informed as to EPIcyte’s progress in such development, production and sale, including its efforts, if any, to sublicense Scripps Patent Rights, and EPIcyte shall deliver to Scripps an annual written report and such other reports as Scripps may reasonably request. The parties hereto acknowledge and agree that achievement of the milestones described in Exhibit C attached hereto on or before the dates set forth therein shall be evidence of compliance by EPIcyte with its commercial development obligations hereunder for the time periods specified in Exhibit C. In the event Scripps has a reasonable basis to believe that EPIcyte is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to EPIcyte which specifies the basis for such belief, Scripps and EPIcyte shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and EPIcyte cannot agree upon any matter related to EPIcyte’s commercial development obligations, the parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrator determines that EPIcyte has not complied with its obligations hereunder either for the Medical Field or for All Fields other than the Medical Field as described in Exhibit C1.1 and C1.2, respectively, and such default is not fully cured within sixty (60) days after the arbitrator’s decision, Scripps may terminate EPIcyte’s rights under this Agreement in the Field for which EPIcyte is deemed to be in default of its commercial development obligation.

4.2 Governmental Approvals and Marketing of Licensed Products. EPIcyte shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at EPIcyte’s expense, including, without limitation, any safety studies. EPIcyte shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

4.3 Indemnity. EPIcyte hereby agrees to indemnify, defend and hold harmless Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Scripps Patent Rights pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of EPIcyte, as well as any member of the general public. EPIcyte shall use its best efforts to have Scripps and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by EPIcyte , its Affiliates and sublicensees applicable to Licensed Products.

4.4 Patent Marking. To the extent required by applicable law, EPIcyte shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

4.6 U.S. Manufacture. To the extent required by applicable United States laws, if at all, EPIcyte agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

4.7 Foreign Registration. EPIcyte agrees to register this Agreement with any foreign governmental agency which requires such registration, and EPIcyte shall pay all costs and legal fees in connection therewith. In addition, EPIcyte shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

5. Limited Warranty. Scripps hereby represents and warrants that it has full right and power to enter into this Agreement. SCRIPPS MAKES NO OTHER WARRANTIES CONCERNING SCRIPPS PATENT RIGHTS COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SCRIPPS PATENT RIGHTS, OR ANY LICENSED PRODUCT. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCRIPPS PATENT RIGHTS COVERED BY THIS AGREEMENT.

6. Interests in Intellectual Property Rights.

6.1 Preservation of Title. Scripps shall retain full ownership and title to Scripps Patent Rights licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to EPIcyte fully performing all of its obligations under this Agreement.

6.2 Royalty-free License to Improvements. EPIcyte hereby grants to Scripps a non-exclusive, royalty-free license to any improvement to Scripps Patent Rights developed by EPIcyte, to use for its own non-commercial research purposes.

6.3 Governmental Interest. EPIcyte and Scripps acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps’ research activities. EPIcyte and Scripps acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps’ obligations and the rights of the United States Government, if any, which arise or result from Scripps’ receipt of research support from the United States Government, including without limitation, the grant by Scripps to the United States a non-exclusive, irrevocable, royalty-free license to Scripps Patent Rights licensed hereunder for governmental purposes.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

6.4 Reservation of Rights. Scripps reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any non-commercial research purposes any Scripps Patent Rights licensed hereunder, without Scripps or such other institutions being obligated to pay EPIcyte any royalties or other compensation.

7. Confidentiality and Publication.

7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2 Publications. EPIcyte agrees that Scripps shall have a right to publish in accordance with its general policies.

7.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

8. Term and Termination.

8.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as-provided in Section 2.6 hereof.

8.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of sixty (60) days after receipt of a written notice requesting the payment of such amount; (ii) the failure of a party to perform any obligation required of its to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by Scripps giving written notice of termination to EPIcyte upon the filing of bankruptcy or bankruptcy of EPIcyte or the appointment of a receiver of any of EPIcyte’s assets, or the making by EPIcyte of any assignment for the benefit of creditors, or the institution of any proceedings against EPIcyte under any bankruptcy law which proceeding is not dismissed within twenty (20) days. Termination shall be effective upon the date specified in such notice.

8.4 Termination by EPIcyte. Any provision herein notwithstanding, EPIcyte may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Scripps Patent Rights, or as to any particular Licensed Product, at any time by giving Scripps at least ninety (90) days prior written notice. From and after the effective date of a termination under this Section 8.4 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the Scripps Patent Rights for all purposes of this Agreement, and all rights and obligations of EPIcyte with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this section 8.4 with respect to a particular Licensed Product, the license granted under Section 2.1 above shall terminate with respect to such Licensed Product, and the same shall cease to be Licensed Product for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Section 8.4, all rights and obligations of the parties shall terminate, except as provided in Section 8.5 below.

8.5 Rights Upon Expiration. EPIcyte shall have a royalty-free, exclusive license under the Scripps Patent Rights upon the expiration of this Agreement upon its regularly scheduled expiration date as recited in Section 2.6 and shall have no other obligations to Scripps other than the obligation of EPIcyte to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 7. 1, and EPIcyte shall continue to abide by its obligation to indemnify Scripps as described in Section 4.3 and by its obligations under Section 6.2 hereof.

8.6 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, EPIcyte shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any Scripps Patent Rights. Upon any such termination, EPIcyte shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Scripps Patent Rights; provided, however, that EPIcyte shall not be obligated to provide Scripps with proprietary information which EPIcyte can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 7.1, and EPIcyte shall continue to abide by its obligations to indemnify Scripps as described in Section 4.3.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8.7 Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, EPIcyte shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as EPIcyte pays to Scripps the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

9. Assignment; Successors.

9.1 Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by EPIcyte except (i) to an Affiliate of EPIcyte or (ii) to an entity acquiring all or substantially all of its assets or acquiring, through purchase, merger or otherwise, more than fifty percent (50%) of the voting power of EPIcyte’s outstanding securities or (iii) as expressly permitted hereunder, without the prior written consent of Scripps.

9.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and EPIcyte. Any such successor or assignee of EPIcyte’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by EPIcyte.

10. General Provisions.

10.1 Independent Contractors. The relationship between Scripps and EPIcyte is that of independent contractors. Scripps and EPIcyte are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and EPIcyte shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

10.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

10.2.1 Location. The location of the arbitration shall be in the County of San Diego.

10.2.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10.2.3 Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness’s name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

10.2.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

10.2.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

10.2.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

10.2.7 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terns that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

10.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

10.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

10.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

10.7 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

10.8 Name. Whenever there has been an assignment or a sublicense by EPIcyte as permitted by this Agreement, the term “EPIcyte” as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

10.9 Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

10.10 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For Scripps	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Director, Technology Development
Fax No.: (619) 784-9910

For EPIcyte:	EPIcyte Pharmaceutical, Inc.
8445 Camino Santa Fe, Suite 102
San Diego, California 92121
Attention: President
Fax No.: 619-554-0288

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

10.11 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit Scripps or EPIcyte to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

SCRIPPS:		EPIcyte:

THE SCRIPPS RESEARCH INSTITUTE		EPICYTE PHARMACEUTICAL, INC.

By:	/s/ Illegible	By:	/s/ Illegible

Title:	Senior Vice President	Title:	President

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

EXHIBIT A

PATENT ESTATE: 184 SERIES

10/09/97	Page 1

TSRI Ref Number	OPC Ref Number	Serial Number Filing Date	Patent Number Issue Date	Inventors	Title	Status
0184.1	TSR 0155P	07/591.823 10/02/90	5,202.422 4/13/93	HIATT. HEIN	COMPOSITIONS CONTAINING PLANT-PRODUCED GLYCOPOLYPEPTIDE MULTIMERS, MULTIMERIC PROTEINS AND METHODS OF THEIR USE (DISCL. NOS. 89-14, ADDENDUM. 90-42) [CPA]	ISSUED

0184.1 CON 1	TSR 0156P	07/971.951 11/05/92	5,639.947 6/17/97	HIATT. HEIN	COMPOSITIONS CONTAINING GLYCOPOLYPEPTIDE MULTIMERS AND THEIR USE (DISCL. NO. 89-14)	ISSUED

0184.1 EP	TSR 0157P	90917366.8 10/25/90		HIATT. HEIN	COMPOSITIONS CONTAINING PLANT-PRODUCED GLYCOPEPTIDE MULTIMERS, MULTIMERIC PROTEINS AND THEIR USE (EPO) [CPA]	PENDING

0184.1 JP	TSR 0175P	3-500436 10/25/90		HIATT. HEIN	COMPOSITIONS CONTAINING PLANT-PRODUCED GLYCOPEPTIDE MULTIMERS, MULTIMERIC PROTEINS AND THEIR USE (JAPAN)	PENDING

0184.1 PC	TSR 0158P	90/06179 10/25/90	WO 91/06320 6/16/91	HIATT. HEIN	COMPOSITIONS CONTAINING PLANT-PRODUCED GLYCOPEPTIDE MULTIMERS, MULTIMERIC PROTEINS AND THEIR USE (PCT)	PUBLISHED

0184.2	TSR 0181P	08/642.406 5/03/96		HEIN. HIATT. MA	TRANSGENIC PLANTS EXPRESSING ASSEMBLED SECRETORY ANTIBODIES (DISCL. NO. 96-68)	PENDING

0184.2 PC	TSR 0218P	97/07562 5/05/97		HEIN. HIATT. MA	TRANSGENIC PLANTS EXPRESSING ASSEMBLED SECRETORY ANTIBODIES (PCT)	PENDING

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

EXHIBIT C

Obligations Related to Commercialization:

As described in Sections 2.2 and 4.1, EPIcyte and Scripps agree to certain obligations related to commercial development of the Plantibodies Technology Patents by EPIcyte.

C.1.1 Milestones for Commercial Development in the Medical Field - During the first three years of this agreement EPIcyte will demonstrate performance toward its commercial obligations by expenditures of greater than Two Million Dollars ($2,000,000) for combined research, development and commercialization efforts of products in the Medical Field. These monies will be expended by EPIcyte, its collaborators, partners, and subcontractors. At the end of the third year, EPIcyte will have a minimum of five (5) full time equivalent personnel employed by EPIcyte, its agent, contractor, and subcontractors and dedicated to research, development and commercialization efforts of products in the Medical Field under Scripps Patent Rights. During this time frame, EPIcyte will make reasonable effort to sublicense the Plantibodies Technology Patents in the Medical Field where EPIcyte does not intend to develop its own products, to partner with other entities for production and distribution of products under the Plantibodies Technology Patents and to develop its own products.

C.1.2 Milestones for Commercial Development in All Fields other than the Medical Field - In All Fields other than the Medical Field over the first three (3) years EPIcyte, its agent, contractor, and subcontractors will demonstrate performance toward its commercial obligations by expenditures exceeding One Million Dollars ($1,000,000) for combined research, development and commercialization efforts of products in All Fields other than the Medical Field. At the end of the third year, EPIcyte will have a minimum of three (3) full time equivalent personnel employed by EPIcyte, its agent, contractor, and subcontractors and dedicated to research, development and commercialization efforts of products in All Fields other than the Medical Field under Scripps Patent Rights. During this time frame, EPIcyte will make every reasonable effort to sublicense the Plantibodies Technology Patents in All Fields other than the Medical Field where EPIcyte does not intend to develop its own products, to partner with other entities for production and distribution of products under the Plantibodies Technology Patents and to develop its own products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.